Exhibit 97

HOOKER FURNISHINGS CORPORATION

COMPENSATION RECOUPMENT POLICY

The Board of Directors (“Board”) of Hooker Furnishings Corporation originally adopted this Compensation Recoupment Policy (the “Policy”) effective as of December 9, 2014. The Board now amends and restates the Policy as follows effective as of September 5, 2023 (the “Effective Date”).

Definitions

“Act” means the Securities Exchange Act of 1934, as amended.

“Board” means the Board of Directors of the Company, or an appropriate committee or sub-committee of the Board, as may be designated by the Board.

“Company” means Hooker Furnishings Corporation and its subsidiaries and affiliates.

“Erroneously Awarded Compensation” means, with respect to each current or former Executive Officer in connection with an accounting restatement, the amount of Incentive Based Compensation Received that exceeds the amount of Incentive Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

“Executive Officer” has the same meaning as given to that term in Rule 10D-1 of the Act.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measure that is derived wholly or in part from such measure, stock price and total shareholder return.

“Incentive Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Lookback Period” means, with respect to any accounting restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

“Received” Incentive Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Based Compensation award is attained, even if payment or grant of the Incentive Based Compensation occurs after the end of that period.

“Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement.

Accounting Restatement

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company will reasonably promptly recover any Erroneously Awarded Compensation Received by any current or former Executive Officer during the Lookback Period based on the erroneous data.

For Incentive Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the accounting restatement, (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Based Compensation was Received, and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Nasdaq.

The Board shall have broad discretion to determine the appropriate means and timing (which shall in all circumstances be reasonably promptly) of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances, which may include without limitation: (i) requiring repayment or return of prior Incentive Based Compensation awards, (ii) cancelling unvested Incentive Based Compensation awards, (iii) offsetting the amount to be recovered from any compensation owed by the Company to the Executive Officer, or (iv) adjusting future compensation of such Executive Officer. Any determination by the Board need not be uniform with respect to one or more Executive Officers.

Notwithstanding the foregoing, the Company shall not be required to seek recovery of Erroneously Awarded Compensation under this Policy if such recovery would be impracticable, violate home country laws and/or involve tax-qualified retirement plans, as determined by the compensation committee of the Board in accordance with the Nasdaq listing standards. Any such determination that recoupment is not required shall be documented in accordance with the Nasdaq listing standards.

The provisions of this section of the Policy shall apply to all Incentive Based Compensation Received by a person on or after the Effective Date: (i) after beginning service as an Executive Officer, (ii) if that person served as an Executive Officer at any time during the performance period for such Incentive Based Compensation, (iii) while the Company had a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Lookback Period. In all events, the provisions of this section of the Policy shall be interpreted and administered consistent with the requirements of Section 10D of the Act, Rule 10D-1 of the Act and the related Nasdaq listing standards.

Material Error in Compensation Measure

If the Board determines that there was a material error in any measure (whether quantitative or qualitative) on which Incentive Based Compensation was granted, earned or paid (other than an error which requires the Company to restate its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws), and such error resulted in an excess amount over the amount of Incentive Based Compensation that should have been granted, earned or paid to an employee or former employee during the three-consecutive-year period ending on the date on which such material error is discovered, the Board may require (i) reimbursement of the excess amount, or (ii) cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards, to the extent attributable to the excess amount.

Fraudulent or Intentional Misconduct

If the Board determines that any current or former employee of the Company has engaged in fraudulent or intentional misconduct materially affecting the Company’s business operations or such employee’s duties at the Company, the Board shall, direct the Company to require (i) reimbursement of compensation granted, earned or paid under the Company annual incentive and long-term incentive cash plans to such current or former employee and (ii) cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards held by such current or former employee, in either case which has been granted or paid to or earned or realized by the current or former employee at any time during the three-consecutive-year period ending on the date on which such fraudulent or intentional misconduct is discovered.

Administration of the Policy

The Board shall have full and final authority to make all determinations under this Policy, including without limitation, the authority to: (i) construe all terms, provisions, conditions and limitations of this Policy, (ii) correct any defect, supply any omission or reconcile any inconsistency that may appear in this Policy in such manner and to such extent as the Board shall deem appropriate, and (iii) make all other determinations or take any actions necessary or advisable for the administration of this Policy. All determinations and decisions made by the Board pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons. The determination of the Board need not be uniform with respect to one or more employees.

Any applicable award agreement or other document setting forth the terms and conditions of any Incentive Based Compensation or other compensation covered by the Policy granted or earned after the Effective Date shall be deemed to include the restrictions imposed herein and incorporate the Policy by reference and, in the event of any inconsistency, the terms of the Policy will govern. Any determinations of the Board under this Policy shall be binding on the applicable individual.

Any recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, including, without limitation, (i) dismissing the employee, (ii) adjusting the future compensation of the employee or (iii) authorizing legal action or taking such other action to enforce the employee’s obligations to the Company as it may deem appropriate in view of all of the facts and circumstances surrounding the particular case.

Covered employees shall not be entitled to any indemnification by or from the Company with respect to any amounts they are required to repay or forfeit pursuant to this policy.

The Company shall file all disclosures with respect to this Policy in accordance with the federal securities laws, including the disclosure required by SEC filings.

The Board may amend this Policy from time to time in its discretion and will amend this Policy as it deems necessary to comply with Section 10D of the Act, Rule 10D-1 of the Act and the related Nasdaq listing standards.